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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                                      Years ended December 31,                  Nine months ended
                                                    ---------------------------------------------------------   -----------------
                                                    1998         1999         2000          2001         2002    Sept. 30, 2003
                                                    ----         ----         ----          ----         ----    --------------
Pretax income from continuing operations
before adjustment for minority interests in
consolidated subsidiaries or income
or loss from equity investees                      59,152        38,270       54,224       (4,116)       42,972       35,800

Add:
Fixed Charges:
     Interest on rent expense                      13,309        15,583       16,596       18,675        18,947       15,000
     Interest expense                              11,506        12,479       15,100       15,519        15,735       11,317
     Preference security dividend                    (461)          201          188       (1,575)        3,431          239
                                                   ------        ------       ------       ------        ------       ------
Total Fixed Charges                                24,354        28,263       31,884       32,619        38,113       26,556
Distributed income of equity investees                856           645          599        1,236           589          164
Less:
Preference security dividend                         (461)          201          188       (1,575)        3,431          239
                                                   ------        ------       ------       ------        ------       ------
Total Adjustments                                  25,671        28,707       32,295       35,430        35,271       26,481
                                                   ------        ------       ------       ------        ------       ------
TOTAL EARNINGS                                     84,823        66,977       86,519       31,314        78,243       62,281
FIXED CHARGES                                      24,354        28,263       31,884       32,619        38,113       26,556
RATIO OF EARNINGS TO FIXED CHARGES                   3.48          2.37         2.71            *          2.05         2.35


* For the year ended December 31, 2001, there was a deficiency of earnings to fix charges of                           1,305
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